Exhibit 99-1

DISTRIBUTION AGREEMENT

THIS AGREEMENT is effective as of August 12, 2013 (the “Effective Date”) BY AND BETWEEN:

Bravo Enterprises Ltd.,  a company incorporated under the Laws of the State of Nevada, and having its head office at 35 South Ocean Avenue, Patchogue, New York, 11772 (hereinafter referred to as “BRAVO”)

OF THE FIRST PART
- and -

Splash Water Solutions Canada Ltd., a company incorporated under the Laws of Canada and having its head office at 109 East First Street, North Vancouver, B.C., V7L 1B2 (hereinafter referred to as “SPLASH”)

OF THE SECOND PART]

WHEREAS:

BRAVO is the manufacturer of the Product (as hereinafter defined);

BRAVO has determined that to enhance the development of the market and increase the sales of its Product in the Territory, it would be advantageous to co-ordinate its distribution activities with a distributor in the Territory who possesses a readily available and extensive sales network in the Territory; and

SPLASH wishes to enter into this Agreement with BRAVO whereby SPLASH will undertake the distribution and sale of Product in the Territory on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree as follows:

ARTICLE I – DEFINITIONS

1.1  Whenever used in this Agreement, the following terms shall have the following meanings respectively, unless otherwise specified:

(a) “Affiliate” of a party means any Person which directly or indirectly controls, is controlled by, or is under common control with, such party; as used herein, the term "control" or “controls” means possession of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, law or otherwise, and the term “controlled” shall have the meaning correlative to the foregoing.

(b) “Agreement” means this distribution agreement, the recitals set forth in the preamble herein, and all schedules attached hereto, as well as all amendments, additions, restatements or modifications made hereto and thereto and all other documents incorporated herein or therein by reference, all of which are hereby made an integral part of and will be read as if included within the text of this distribution agreement;

(c) “Business Day” means each of Monday, Tuesday, Wednesday, Thursday and Friday, except when any such day occurs on a statutory holiday observed in the Territory;

(d) “Confidential Information” means any and all information, documentation or knowledge in any form, relating to the business and assets of BRAVO, not generally known to the public, disclosed to, or which may be obtained directly or indirectly by, the SPLASH, or which may be derived in any way by it as a consequence of the performance of its obligations hereunder, including, without limitation, information relating to BRAVO’s present and contemplated products and services; product designs; inventions, improvements; standards, specifications, systems, methods and operating procedures; techniques and modes of manufacturing, compounding or preparing products, formulations and recipes; merchandising, marketing plans and strategies; tests and reports; profits, costs, pricing, product sourcing and sales policies and strategies; buying habits and preferences of present customers of BRAVO as well as prospective and potential customers, their names and addresses; trade secrets, know-how, data, research and development; patent, trade-mark, copyright, industrial design and all other intellectual property and proprietary rights and shall also include terms of this Agreement;

(e) “Effective Date” means August 12, 2013;

(f) "Latent Defect" means a defect in any Product which was caused by BRAVO in the manufacturing process or in the design or packaging of the Product, which renders it not useable in the ordinary course of the business of SPLASH or not fit for its intended  purpose and that is not identifiable by a basic examination of such Product;

(g) “Minimum Annual Performance Requirements” means those minimum annual performance targets required to be satisfied by the SPLASH as set out more specifically in Schedule “B” attached hereto;

(h) “Person” means any person, individual, firm, association, syndicate, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government agency or political subdivision thereof;

(i) “Prime” means, at any time, the rate of interest per annum equal to the rate which the principal office of the Bank of Nova Scotia in the city of Toronto, Ontario, Canada, quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for loans in Canadian dollars made in Canada to Canadian borrowers, adjusted automatically with each quote or published change in such rate, all without the necessity of any notice to a party hereto;

(j) “Product” means the finished goods products manufactured and sold by BRAVO as set forth more specifically in Schedule “A” attached hereto as the same may be supplemented by BRAVO, in its sole discretion, from time to time;

(k) “Term” means the term of this Agreement as set forth in Article III comprising the Initial Term and any Renewal Term;

(l) “Territory” means the country of Canada; and

(m) “Trade-marks” means all the trade-marks and trade names, whether or not registered, which are owned and used by or under license from BRAVO and which appear on the Product.

1.2  The following schedules are incorporated into this Agreement by reference and form an integral part hereof:

(a) Schedule “A”       List of Product and Product Prices

ARTICLE II – DISTRIBUTION GRANT

2.1  BRAVO hereby grants to SPLASH and SPLASH hereby accepts from BRAVO the exclusive right to distribute the Product in the Territory, upon and subject to all terms and conditions set forth in this Agreement. The right to distribute the Product in all other territories is non-exclusive. SPLASH covenants and agrees to purchase the Product for its own account exclusively from BRAVO and to market, distribute and sell such Product only in the Territory.  SPLASH acknowledges and agrees that the rights granted pursuant to this Agreement are limited to the Territory and confer no rights upon SPLASH with respect to the distribution of any Product outside the Territory, and nothing in this Agreement shall restrict BRAVO from selling Product to any other Person [inside or] outside the Territory.  Without limiting the generality of the foregoing, SPLASH shall not, directly or indirectly, including through any agents, distribute or sell any Product outside the Territory and shall not solicit orders for Product, advertise the Product or keep any stock of the Product outside the Territory. SPLASH further covenants and agrees not to distribute, market or sell such Product to any Person within the Territory if SPLASH knows or has any reason to believe that such Product will be resold by such Person, directly or indirectly, outside the Territory.  If SPLASH becomes aware that any Person to whom SPLASH supplies any Product is marketing or selling, or is planning to market or sell, the Product outside the Territory, SPLASH shall immediately notify BRAVO and shall cease forthwith to supply such Person with Product.  [All enquiries received by BRAVO regarding the purchase of Product in the Territory shall be referred to SPLASH during the Term of the Agreement.]

2.2  SPLASH shall inform BRAVO in writing of, and BRAVO shall have the right to approve or disapprove, any sub-distributor(s) proposed to be appointed by SPLASH in respect to the sale and distribution of Product in the Territory, provided, however, that the appointment of any such sub-distributor(s) by SPLASH, following approval by BRAVO, shall not relieve SPLASH of any of its obligations hereunder.

2.3  SPLASH covenants and agrees that all enquiries with respect to and any orders for Product received, directly or indirectly, by SPLASH from outside the Territory shall be referred to BRAVO.

2.4  SPLASH agrees to provide to BRAVO from time to time and promptly upon request by BRAVO, a list of all other manufacturers and products represented by SPLASH.

2.5  SPLASH agrees to provide to BRAVO from time to time, and promptly upon request by BRAVO, a list of the different distribution channels in which Product is being distributed or intended to be distributed by SPLASH, the names of all sub-SPLASHs engaged by SPLASH, and the margins up to the end price to the consumers.

ARTICLE III – TERM

3.1  The initial term of this Agreement shall come into effect on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, shall continue in full force and effect for a period of five (5) years (the “Initial Term”), with a further five (5) year option on mutually agreeable terms.

3.2  Provided SPLASH shall have complied with all the terms and conditions hereof, and achieved the Minimum Annual Performance Requirements, this Agreement shall be automatically renewed at the end of the Initial Term or any Renewal Term, as the case may be, on the same terms and conditions as set forth herein, save and except the Minimum Annual Performance Requirements which shall be increased in accordance with the terms hereof, for successive periods of five (5) year(s) (in each case a “Renewal Term”), unless either party shall have provided written notice to the other party that it does not intend to renew this Agreement at least [ninety (90)] days prior to the expiration of the Initial Term, or any Renewal Term, as the case may be.

ARTICLE IV – PURCHASE ORDERS AND SUPPLY OF THE PRODUCT

4.1  During the Term, SPLASH shall purchase all of its requirements of Product exclusively from BRAVO, which shall not, in any event, be less than the Minimum Annual Performance Requirements for any year as set forth in Schedule “B” hereto, and BRAVO shall sell such Product to SPLASH upon and subject to the terms of this Agreement.

4.2  At the outset of the Agreement, BRAVO shall supply SPLASH with pre-packaged and labelled Product at prices applicable thereto for the Territory as set forth in the price list, the current form of which is attached as Schedule “A” hereto.

4.3  SPLASH shall place a firm written order with BRAVO on SPLASH’s [standard] purchase order forms for the quantity of Product to be purchased. Only such orders placed by SPLASH and accepted by BRAVO shall be binding on the parties hereto. Where there is a conflict between the terms and conditions stated in such [standard] purchase order form and the provisions of this Agreement, the provisions of this Agreement shall prevail despite any statement to the contrary in such [standard] purchase order form or otherwise.  For the purposes of clarity, notwithstanding anything herein to the contrary, the terms and conditions of this Agreement will govern all Product sold by BRAVO to SPLASH.

4.4  The risk of loss and damage to Product shall pass to SPLASH immediately upon Product being picked up by or on behalf of SPLASH, its agent or transport carrier, at BRAVO’s warehouse in Wellpinit, Washington or wherever BRAVO manufactures the Product, and thereafter BRAVO shall not be responsible for any loss or damage to the Product. SPLASH will be the importer of record into the Territory for all Product purchased by it and will be responsible for the accuracy of the information presented and the payment of all duties and taxes, and will be liable for any fines or penalties resulting from any missing or inaccurate information

4.5  SPLASH shall anticipate its future requirements for Product and shall purchase and keep sufficient stock of Product on hand and shall maintain adequately trained and experienced sales staff as well as appropriate premises and warehouse facilities and equipment (including vehicles) for stocking and sales of the Product in order to meet the Territory market demand therefore, which in any event shall be a minimum of three (3) months’ requirements of Product, with reference to the Minimum Annual Performance Requirements set forth in Schedule “B” hereto to be satisfied by SPLASH pursuant to the terms of this Agreement.

4.6   During each year of the Term, whether during the Initial Term or any Renewal Term, SPLASH covenants and agrees to purchase from BRAVO, for distribution within the Territory, not less than the minimum quantities of Product required in order to meet the Minimum Annual Performance Requirements.  In the event that SPLASH shall purchase more than the prescribed Minimum Annual Performance Requirement for a particular year, the excess shall not be credited towards the Minimum Annual Performance Requirement in any subsequent year.  In the event SPLASH does not achieve the requisite Minimum Annual Performance Requirement for any year during the Term or any Renewal Term, as the case may be, then BRAVO may terminate this Agreement at any time thereafter upon sixty (60) days’ notice to SPLASH.

4.7  Not less than sixty (60) days prior to the expiry of the Initial Term or any Renewal Term, as the case may be, the parties shall mutually agree to and set the Minimum Annual Performance Requirement to be met by the SPLASH in each of the ensuing three (3) years, whereupon Schedule “B” hereto shall be deemed amended accordingly to reflect such Minimum Annual Performance Requirements agreed to for such ensuing three (3) year period.  In the event SPLASH and BRAVO are unable to mutually agree to and set the Minimum Annual Performance Requirement to be met by the SPLASH in [each of] the ensuing three (3) years, not less than sixty (60) days prior to the expiry of the Initial Term or any Renewal Term, as the case may be, the parties agree that the Minimum Annual Performance Requirement for [each of] the ensuing three (3) year(s) will automatically be set as follows and Schedule “B” hereto shall be deemed amended accordingly to reflect such revised Minimum Annual Performance Requirements:

(a) in the first year of any Renewal Term, an amount equal to [one hundred and twenty percent (120%)] of the greater of (i) the Minimum Annual Performance Requirement applicable to the immediately preceding year; or (ii) the actual gross sales realized by the SPLASH in the Territory during such immediately preceding year; and

(b) in the second year of any Renewal Term, an amount equal to [one hundred and twenty percent (120%)] of the greater of (i) the Minimum Annual Performance Requirement applicable to the immediately preceding year as calculated in accordance with paragraph (a) above; or (ii) the actual gross sales realized by the SPLASH in the Territory during such immediately preceding year; and

(c) in the third year of the Renewal Term, an amount equal to [one hundred and twenty percent (120%)] of the greater of (i) the Minimum Annual Performance Requirement applicable to the immediately preceding year as calculated in accordance with paragraph (b) above; or (ii) the actual gross sales realized by the SPLASH in the Territory during such immediately preceding year; and

(d) in the fourth year of the Renewal Term, an amount equal to [one hundred and fifteen percent (115%)] of the greater of (i) the Minimum Annual Performance Requirement applicable to the immediately preceding year as calculated in accordance with paragraph (c) above; or (ii) the actual gross sales realized by the SPLASH in the Territory during such immediately preceding year; and

(e) in the fifth year of the Renewal Term, an amount equal to [one hundred and fifteen percent (115%)] of the greater of (i) the Minimum Annual Performance Requirement applicable to the immediately preceding year as calculated in accordance with paragraph (d) above; or (ii) the actual gross sales realized by the SPLASH in the Territory during such immediately preceding year.

ARTICLE V – PRODUCT PRICING AND PAYMENT

5.1  Subject to and in accordance with the terms and conditions hereof, BRAVO agrees to sell to SPLASH, and SPLASH agrees to buy from BRAVO, the Product at the prices set forth in Schedule “A” hereto.  Prices of the Product are in U.S. dollars, F.O.B. BRAVO’s warehouse in North Vancouver, Canada.  All charges that may be incurred in connection with the delivery of the Product to SPLASH, including, without limitation, in respect to freight, export duties, import duties, all applicable taxes, appropriate insurance and storage costs or any other payments required to process the products from BRAVO’s warehouse in North Vancouver, Canada are the sole and exclusive responsibility of SPLASH.

5.2  [BRAVO shall not be obligated to consider accepting any order placed by SPLASH pursuant to Section 4.3 unless, prior to or together with such order being placed by SPLASH, SPLASH shall make payment to BRAVO in an amount equal to twenty-five percent (25%) of the aggregate price of such order, determined with reference to the prices set forth in Schedule “A” hereto.]

5.3  [Notwithstanding that BRAVO may have accepted an order for Product pursuant to this Agreement following compliance by SPLASH with Section 5.2 above, BRAVO shall not be obligated to deliver such Product to SPLASH unless, prior to the expected time of such delivery, SPLASH shall make an additional payment to BRAVO of a further amount equal to twenty-five percent (25%) of the aggregate price of such order, determined with reference to the prices set forth in Schedule “A” hereto.]

5.4  [Payment in full for all Product shipments shall be made by SPLASH to BRAVO in the following manner:

(i)  a deposit of 25% via wire transfer to BRAVO’s bank account in Vancouver, Canada, (particulars of which will be provided to SPLASH) concurrently with the order by SPLASH,

(ii)  25% via wire transfer in the same manner as aforesaid prior to shipment by BRAVO, and

(iii)  the balance of 50% within (60) days from the invoice shipping date by irrevocable letter of credit, issued in US Dollar funds by a reputable international bank approved by BRAVO and its bank, or a Canadian Chartered Schedule I Bank acceptable to BRAVO, so long as BRAVO is able to secure and receive the continuing guarantee of Export Development Corporation in respect to any amount owing by SPLASH from time to time.  SPLASH will pay interest on overdue accounts at a rate of prime plus three percent (3%).  Furthermore, all bank charges and/or discounts charged by the bank in association with the processing of the payments via wire transfers or Letter of Credit will be the responsibility of the SPLASH.]

OR

[Payment in full for all Product shipments shall be made by SPLASH to BRAVO, in U.S. dollars within ninety (90) days from the invoice shipping date open account, so long as BRAVO shall have been able to secure and receive in advance the continuing guarantee of Export Development Corporation in respect to any amounts owing by SPLASH, from time to time.  Otherwise payment shall be made by SPLASH within thirty (30) days from the invoice shipping date, by a confirmed, irrevocable letter of credit, issued in U.S. dollars by a reputable international bank approved by BRAVO and its bank, or a Canadian Chartered Schedule I Bank acceptable to BRAVO. SPLASH will pay interest on overdue accounts at a rate of prime plus three percent (3%).  Furthermore, all bank charges and/or discounts charged by the bank in association with the processing of the confirmed irrevocable Letter of Credit will be the responsibility of the SPLASH.]

5.5  BRAVO shall have the right, in its sole discretion, to increase its prices listed in Schedule “A” hereto unilaterally, it being understood that any such increases shall only be effective upon ninety (90) days’ written notice to SPLASH, whereupon at the end of such ninety (90) day notice period, any such revised price shall be effective immediately without further notice and shall be deemed to form part of the price list set forth in Schedule “A” attached hereto as if the same had initially been set forth therein.

ARTICLE VI – QUALITY AND CHANGES IN PRODUCT

6.1  BRAVO guarantees that the quality of Product supplied under this Agreement shall meet, at the time of delivery to SPLASH, which for greater certainty is the time when Product is picked up by SPLASH, its agent or transport carrier at BRAVO’s warehouse, the same quality and standards as Product sold to BRAVO’s customers in Canada. Thereafter, SPLASH shall be responsible for any diminishment in the quality of the Product in its possession, whether caused by improper transport or storage of such Product or for any other reason whatsoever.

6.2  SPLASH shall, promptly following receipt of the Product, examine such Product and satisfy itself that it meets its requirements.  To be valid, any claim in respect to short-shipment or for defective Product (other than with respect to Latent Defects) must be made in writing by SPLASH to BRAVO within fourteen (14) days (“Investigation Period”) of the date such Product arrived at SPLASH’s warehouse, and such short-shipment or defect must not have been caused while the Product was in transport from BRAVO’s warehouse to SPLASH’s warehouse or while in storage by or on behalf of SPLASH.  If SPLASH has not notified BRAVO that it has rejected any Product as defective by the end of the Investigation Period, then it shall be deemed to have accepted the Product (“Accepted Product”).  If BRAVO agrees with SPLASH that any rejected Product is defective, BRAVO will replace such defective Product with replacement Product free of defect and this replacement Product shall constitute the sole and exclusive liability of BRAVO in respect to defective Product.

6.3  BRAVO may make modifications to Product at any time or discontinue the sale of, or limit its production of, any Product without thereby incurring any liability whatsoever to SPLASH with respect to any order placed by SPLASH.  BRAVO will endeavour to give SPLASH sixty (60) days’ prior notice in the event of any such discontinuance.

ARTICLE VII – PACKAGING AND WAREHOUSING RESPONSIBILITIES

7.1  SPLASH shall provide BRAVO with all necessary information pertaining to packaging and packaging labelling with respect to the local requirements in each jurisdiction within the Territory.

7.2  SPLASH will use its best efforts to ensure that warehousing and transportation to and within the Territory are effected in such a manner so as not to have a negative effect on the quality of the Product.  The physical flow of Product from the warehouse shall be based on a first-in, first-out system.

7.3  Without limiting the generality of the foregoing, SPLASH undertakes to perform, at its sole expense, the following services and activities in connection with and for the benefit of maintaining Product:

(a) suitable warehousing with appropriate climate control as per BRAVO requirements as they may be revised by BRAVO, in its sole discretion, from time to time; and

(b) stacking the Product so as not to exceed BRAVO’s prescribed standards with respect thereto.

7.4  SPLASH shall assume full responsibility for and shall indemnify and save BRAVO harmless from any damage, claim, liability, loss or expense (including any legal costs) which BRAVO may suffer or incur by reason of SPLASH’s packaging, stocking, warehousing, storage, use, sale and/or distribution of the Product.

ARTICLE VIII – PRODUCT REGISTRATION

8.1  It is acknowledged by both parties hereto that the import and distribution of Product in the Territory may be dependent upon prior registration of such Product with the appropriate local government authority in the Territory.  SPLASH shall investigate and so advise BRAVO in this regard and, should Product registration or other market authorization be required to import and sell Product in the Territory, SPLASH acknowledges and agrees that it shall be responsible for securing the registration of the Product or other market authorization, as the case may be, for, and on behalf of, and in the name of, BRAVO.

8.2  In furtherance of the foregoing, SPLASH agrees to use its best efforts to arrange for and complete the registration of the Product in BRAVO’s name in a timely manner, which in any event must occur within one hundred and eighty (180) days of the Effective Date of this Agreement, or within one hundred and eighty (180) days of the effective date of any amendment to the list of Product in Schedule “A” attached hereto, in the case of additional finished goods products being added thereto, and SPLASH shall pay all costs relating to such registration of Product, in accordance with all applicable laws, rules and regulations of the Territory and shall indemnify and save harmless BRAVO in respect to the same.  SPLASH shall keep BRAVO informed in writing of the progress of any required application for registration, and any proposed submissions relating to such Product registration must be forwarded to BRAVO for its approval prior to being submitted to the appropriate government authority.  Thereafter, upon registration of the Product, SPLASH will inform BRAVO and provide copies and official government receipts in respect thereto. Upon receiving the official registration documents and the receipts evidencing payment in full for such registration by SPLASH, in BRAVO’s name, BRAVO will reimburse SPLASH for the cost of such Product registration.  SPLASH agrees that it will be responsible for the cost of any Product registration that is submitted without the prior approval of BRAVO.

8.3  BRAVO shall retain title to all Product registrations and Trade-marks.

8.4  To the extent that Product registration has been effected in the name of SPLASH, SPLASH will co-operate fully in the transfer of such registrations to BRAVO or any Person designated by BRAVO.

ARTICLE IX – SALES AND MARKETING OF THE PRODUCT

9.1  SPLASH will resell all Product purchased hereunder in compliance with all applicable laws in the Territory and only in the packaging supplied or approved by BRAVO.  SPLASH is responsible for marketing and promotional activities in the Territory and for compliance with all applicable laws and regulations, including, without limitation, laws and regulations regarding health and safety, nutritional medicinal products, marketing practices, etc. SPLASH represents and warrants that it has obtained all permits, licences, registrations and other approvals required by every national, local or municipal government or agency, in respect of the performance of SPLASH’s obligations under this Agreement.

9.2  SPLASH shall use its best efforts, at its own expense, to market, promote and sell the Product in the Territory and shall use the same channels and methods and exercise the same diligence, including making regular and sufficient contact with present and prospective customers of Product in the Territory, which SPLASH uses in marketing its other non-competing products.  All advertising by SPLASH in any medium shall be conducted in a dignified manner that will reflect favourably upon the goodwill and reputation of BRAVO, and shall conform to the highest standards and shall display the Trade-marks only in a manner approved by BRAVO.  SPLASH shall forward to BRAVO copies or samples of all advertisements and promotions for its approval and SPLASH agrees to withdraw any advertisements or promotions which are considered unsuitable by BRAVO.  SPLASH further acknowledges that all advertising and promotional materials relating to the Product or bearing the Trade-marks shall remain the property of BRAVO who shall retain the sole and exclusive ownership of all copyright therein.

9.3  Notwithstanding Section 9.2, BRAVO may provide, in its sole and absolute discretion, a marketing allowance to offset costs associated with SPLASH’s performance of its obligations set forth in Section 9.2, the details of which marketing allowance, if any such allowance is provided, shall be communicated to SPLASH by BRAVO separately, it being understood that BRAVO shall have the right in its sole discretion to amend or discontinue any such marketing allowance, upon sixty (60) days’ written notice to SPLASH.

9.4  The determination of sales and marketing strategies and SPLASH’s selling prices for the Product within the Territory shall be the responsibility of SPLASH, after consultation with BRAVO who may provide SPLASH with a suggested resale price list as well as advice in regard to business processes, sales policies, procedures and systems, marketing programmes and promotions.  While SPLASH is under no obligation to accept such suggested resale prices for Product, it shall ensure that the retail prices of the Product are as competitive as possible so as to maximize and increase the sales of Product in the Territory.  SPLASH shall report regularly to BRAVO in regard to any market trends or conditions or regulations affecting or which may affect the sale of Product in the Territory that come to its attention, or of any new products which might be competitive with the Product, providing details thereof including prices and copies of any known promotional materials, and any potential infringements, and will submit to BRAVO annually, during the Term, not less than sixty (60) days before the anniversary of the Effective Date, its business plan for the upcoming year, including an analysis of markets, competition and competitors’ activities, planned promotional activities and SPLASH’s estimate of sales by month for the upcoming year.  SPLASH will also, upon request by BRAVO, furnish such further information concerning SPLASH’s business and operations as BRAVO in its sole discretion deems necessary from time to time.

9.5  In performing its duties hereunder, SPLASH agrees not to make any representation or give any warranty with respect to any of the Product other than those contained in any current brochures, leaflets or other printed matter relating to such Product, which may be issued from time to time by BRAVO.  In the event that SPLASH does make any representation or warranty in violation of the foregoing, then SPLASH agrees to indemnify and save BRAVO harmless from any claims, demands, suits, proceedings, damages, liabilities, costs or losses of any nature or kind whatsoever (including any legal costs) suffered or incurred, or which may be suffered or incurred, by BRAVO arising out of or in any way connected with any such representation or warranty.

9.6  The restrictive covenants imposed on the SPLASH hereunder shall extend and apply to any affiliates of the SPLASH and their respective shareholders, directors, officers, employees and representatives as if they were also parties to this Agreement and SPLASH shall cause such Persons to comply with such restrictive covenants and will be responsible to BRAVO for the actions of all such Persons in contravention thereof.

ARTICLE X – ADDITIONAL OBLIGATIONS OF SPLASH

10.1  During the currency of this Agreement, in addition to any other obligations set forth herein, SPLASH shall:

(a) use its best efforts in the performance of its obligations under this Agreement, including without limitation, in respect to the active solicitation of orders in the Territory for the purchase of Product;

(b) commit and adhere to the highest standards of operation, including those standards that may be prescribed by BRAVO from time to time;

(c) provide to BRAVO ongoing market evaluations for Product and use its best efforts to develop and enhance the BRAVO name and brand image in order to increase market awareness and sales of such Product within the Territory;

(d) supply BRAVO with records of all contacts made with present and prospective customers in the Territory, including the nature of such contacts;

(e) comply with and cause any sub-distributors or other Persons appointed by it to comply with all applicable laws, rules, regulations and/or guidelines in the Territory relating to the use, storage, handling, transportation, marketing, advertisement, distribution, sale, transfer and/or disposal of the Product, as well as with the terms and conditions of this Agreement; and

(f) keep complete and accurate records with respect to any and all Product purchased from BRAVO and sold by SPLASH in the Territory, and SPLASH shall provide to BRAVO, on a monthly basis, a written sales and inventory report setting forth a summary of all sales by SPLASH to customers in the previous month (and year to date), as well as a summary of inventory on hand, in order to be received by BRAVO no later than fifteen (15) days after the end of the month to which such figures pertain.

ARTICLE XI – REPRESENTATIONS AND WARRANTIES OF SPLASH

11.1  SPLASH represents and warrants to BRAVO, acknowledging that BRAVO is relying upon such representations and warranties in connection with its entering into this Agreement, as follows:

(a) SPLASH is a valid subsisting corporation incorporated pursuant to the Laws of Canada;

(b) SPLASH has all requisite power and authority to execute and deliver this Agreement and has all necessary power and authority to perform the obligations of SPLASH as set out herein;

(c) the entering into of this Agreement will not result in the violation of any of the terms and provisions of any agreement, written or oral, to which SPLASH may be a party;

(d) the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of SPLASH and this Agreement, when duly executed and delivered by SPLASH, will constitute a legal and binding obligation of SPLASH enforceable in accordance with its terms;

(e) the performance by SPLASH of all its obligations hereunder, including the sale of the Product, will be conducted in compliance with all applicable laws in the Territory; and

(f) SPLASH possesses a readily available and extensive sales network in the Territory.

ARTICLE XII – TRADE-MARKS

12.1  The Product will be marketed and sold by SPLASH solely under the Trade-marks. SPLASH will not alter, obscure, remove, cancel or otherwise interfere with any markings (including without limitation any Trade-marks, logos, trade names or trading style of BRAVO) and other indications of origin, which may be placed on Product.  SPLASH acknowledges that BRAVO is the exclusive BRAVO of the Trade-marks and SPLASH has no right, title or interest whatsoever in the Trade-marks and any goodwill association therewith and that all goodwill associated with the Trade-marks is owned by and shall enure exclusively to and for the benefit of BRAVO.  Furthermore, SPLASH agrees not to represent in any manner that it has acquired any ownership rights in the Trade-marks.  Any goodwill enjoyed by SPLASH from use of the Trade-marks shall vest in and become the absolute property of BRAVO and SPLASH undertakes and agrees, at the request and expense of BRAVO, whether before or after termination of this Agreement, to execute all such instruments and to do all such acts and things as may be necessary and desirable to vest absolutely in BRAVO all such Trade-marks and the goodwill therein.  SPLASH shall, during the Term of this Agreement and subject to due compliance with the provisions of this Article XII, have the right to use and display BRAVO’s Trade-Marks and copyrighted material in the Territory solely in connection with the marketing, sale, distribution and support of the Product in such Territory in accordance with the terms of this Agreement and, except as may be otherwise permitted in writing by BRAVO, for no other purpose whatsoever.  It is the responsibility of SPLASH to ensure that the packaging materials for Product are in conformity with all applicable legislation in the Territory.

12.2  In connection with the foregoing, SPLASH covenants and agrees as follows:

(a) to market, distribute and support the Product only under the Trade-marks, and not under any other trade-mark or logo of any other Person;

(b) to obtain from BRAVO written approval for all promotional material, alternative product packaging including, without limitation, blister packaging and cartons, and to comply with all instructions issued by BRAVO relating to the form and manner in which BRAVO’s Trade-marks shall be used and to discontinue forthwith, upon notice from BRAVO, any practice relating to the use of BRAVO’s Trade-marks which in BRAVO’s opinion would or might adversely affect the rights or interests of BRAVO in such Trade-marks;

(c) to conduct business in a manner that reflects favourably at all times on the Product and reputation of BRAVO in order to develop, promote and maintain same with customers and to protect and preserve the goodwill and image of BRAVO and the Product;

(d) not to use or permit any entity controlled by it or affiliated with it to use the Trade-marks or any other trade-marks or trade names or trade dress of BRAVO or any trade-marks, trade dress, words, names, symbols, or designs which could reasonably be expected to be considered confusingly similar thereto, as part of its corporate or trading name or style, or on any of its products;

(e) not to infringe BRAVO’s rights in and to any of the Trade-marks and not to dispute, contest, attack or impair the validity or ownership of the Trade-marks or do any act which tends to impair the validity of the Trade-marks or the title of BRAVO to any Trade-marks, trade names, copyrights and registrations used in connection with the Product, nor to effect any applications or registrations thereof without the express written consent of BRAVO, and not to take any action to the detriment of BRAVO’s interest therein or which would or could dilute the value of the goodwill attaching to the Trade-marks;

(f) not to effect or permit the removal, renewal or alteration of any Trade-marks, trade names, notices, name plates, or D.I.N.’s or NPN’s or serial numbers affixed to any of the Product or its packaging;

(g) to impose similar conditions on any Representatives or affiliated companies of SPLASH to those set out in this Article XII and to take such action as BRAVO may require at any time in respect to the use by any other Person of BRAVO’s Trade-marks.

12.3  SPLASH shall provide prompt notice to BRAVO of any claims, allegations, actions and demands that the marketing and/or distribution of the Product infringes or may infringe the intellectual property rights of any other Person and once such notice has been duly given, BRAVO shall have full carriage of any resulting action and SPLASH shall extend its full co-operation to BRAVO in the defence by BRAVO of any such claim, action or demand.

12.4  SPLASH shall immediately report to BRAVO any actual or potential infringements of the Trade-marks or any matter which may give rise to any infringement of the Trade-marks, or any imitation of Product of which SPLASH is or may become aware, and SPLASH shall co-operate with BRAVO in protecting such Trade-marks and Product from any such infringement.  SPLASH shall not initiate any protective action with respect to the Trade-marks or Product without prior written authorization of BRAVO.

12.5  Upon termination of this Agreement for any reason whatsoever, SPLASH shall discontinue forthwith all use of BRAVO’s Trade-marks and trade names, and SPLASH shall return to BRAVO all price lists, catalogues, sales literature, advertising literature and all other materials relating to the Product or Confidential Information in SPLASH’s possession or over which it has control.

12.6  SPLASH agrees that the provisions of this Article XII are reasonable having regard to the necessity of BRAVO to protect its ownership rights in the Trade-marks and that any breach of the terms contained in this Article XII shall be deemed a material breach of this Agreement and in addition to any other remedies which may be available to it, BRAVO shall be entitled to enforce its rights hereunder by specific performance or other injunctive or equitable relief so as to protect all its rights in and to its Trade-marks.

ARTICLE XIII – CONFIDENTIAL INFORMATION AND NON-COMPETITION

13.1  When and if required, BRAVO will furnish SPLASH the necessary information so that SPLASH can fulfill its obligations hereunder regarding the registration of the Product to be distributed in the Territory.  This information shall constitute part of the Confidential Information defined in Section 1.1(d).

13.2  From time to time, BRAVO may periodically provide SPLASH with new or up-graded data that has become available, documentation, tests, reports or other pertinent information relating to the Product or otherwise, which information will also form part of the Confidential Information and which will assist in keeping SPLASH knowledgeable in regard to the Product and maintaining a competitive edge in the marketing and sales of the Product.

13.3  SPLASH acknowledges that in its relationship with BRAVO and/or by virtue of the performance of this Agreement, it and/or its employees, shareholders, officers, directors, principals, agents and contractors (collectively, “Representatives”) will be and shall hereafter continue to be entrusted with Confidential Information, the disclosure of any of which to competitors of BRAVO or to the general public would be highly detrimental to the best interests of BRAVO.  SPLASH further acknowledges that the right to maintain confidential such Confidential Information constitutes a proprietary right of BRAVO, which BRAVO is entitled to protect.  Accordingly, and notwithstanding anything to the contrary herein expressed, SPLASH covenants and agrees with BRAVO:

(a) that it shall not use or copy, or permit the use or copy of any of the Confidential Information, directly or indirectly, for any purpose other than the discharge of its duties and obligations arising from its appointment as a SPLASH hereunder and only in the best interests of BRAVO;

(b) that it will maintain the absolute confidentiality of the Confidential Information and that it will not (without the prior written consent of BRAVO) either individually, or in partnership or jointly, or in conjunction with any other Person, as principal, agent, shareholder, or in any manner whatsoever, disclose, reveal, release, utilize, sell, assign, supply, or transfer to any person at any time, any of the Confidential Information, except to the extent necessary to discharge its duties and obligations relating to its appointment hereunder and only in the best interests of BRAVO;

(c) that it will take all necessary action and will do all that is reasonably within its power to prevent the disclosure, release or supply of any of the Confidential Information to any Person, including by any of its Representatives, except to the extent necessary to discharge its duties and obligations hereunder and only in the best interests of BRAVO;

(d) in furtherance of the above, SPLASH will advise its Representatives, and any other Persons who are given access to the Confidential Information, of the confidential and proprietary nature of the Confidential Information and of the restrictions imposed by this Agreement and, if appropriate, shall require each of them to signify in writing their agreement to abide by the terms of this Agreement and maintain the confidentiality of the Confidential Information.  Notwithstanding any such agreement, by any of such Representatives, SPLASH acknowledges that it shall be fully responsible and liable to BRAVO for any and all damages and costs (including legal fees) suffered or incurred by it as a consequence of any breach by any of SPLASH’s Representatives, and/or any other Persons given access to the Confidential Information, of the restrictive covenants contained herein.

13.4  SPLASH shall not, directly or indirectly, develop, manufacture or distribute any products similar to or competitive with the Product in the Territory or elsewhere.  SPLASH hereby further covenants and agrees that during the Term of this Agreement, and for a period of three (3) years following the termination of this Agreement SPLASH shall not, for whatever reason, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, employee, shareholder, owner, investor, partner or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any Person engaged in or concerned with or interested in, the business of manufacturing, developing, producing, marketing, distributing, supplying or selling, for wholesale or retail, nor shall it hold in stock or solicit or be directly engaged or interested in soliciting orders for, any products similar to or competitive with the Product within the Territory.

13.5  SPLASH acknowledges that the restrictions contained in Sections 13.3 and 13.4 are reasonable and valid and necessary for the protection of the business and operations of BRAVO and that any breach of the provisions will cause BRAVO substantial and irreparable harm which may not be adequately compensated for by monetary award of damages to BRAVO.  Accordingly, it is expressly agreed by SPLASH that in the event of any such breach, in addition to any other remedies which may be available to it, BRAVO shall be entitled to and may seek an order for specific performance and other injunctive and equitable relief as may be considered necessary or appropriate to restrain or enjoin SPLASH from any further breach of the terms hereof and SPLASH hereby waives all defences to the strict enforcement by BRAVO of the restrictions herein.

13.6  Upon termination of this Agreement for any reason, SPLASH shall immediately return to BRAVO any Confidential Information and shall thereafter refrain from using or disclosing any such Confidential Information to any Person for any purpose whatsoever.

ARTICLE XIV – TERMINATION

14.1  Notwithstanding any other provision herein, the parties hereto agree that this Agreement shall automatically terminate without requirement of notice to the defaulting party or an opportunity to cure, upon the occurrence of the following events:

(a) if a decree or order of a court having competent jurisdiction is entered adjudging a party bankrupt or approving as properly filed a petition seeking or winding up of such party under the Companies Creditors Arrangement Act (Canada) or the Winding –up and Restructuring Act (Canada) or under any analogous, comparable or similar law in the Territory or other applicable jurisdiction, or under any other process of execution or similar effect against any substantial part of the property of such party, including, without limitation, the appointment of a receiver in respect thereto, or ordering for the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of thirty (30) days;

(b) if a party admits in writing its inability to pay its debts as they become due, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable or similar law in the Territory or other applicable jurisdiction, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency, or analogous, comparable or similar law in the Territory or other applicable jurisdiction, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers to itself or of all of any substantial portion of its property or assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under the applicable bankruptcy, insolvency, moratorium, reorganization or other similar law in the Territory or other applicable jurisdiction affecting creditors’ rights or consents to or acquiesces in, the filing of such a petition;

(c) if a governmental regulatory order or final judgment or decree in any jurisdiction which materially and adversely affects the ability of a party to fulfill its obligations to the other party under this Agreement shall have been made, issued obtained or entered against such party and such order, judgment or decree shall not have been vacated, discharged or stayed pending appeal within the applicable time period; or

(d) SPLASH assigns or attempts to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of BRAVO being given.

14.2  BRAVO may, without prejudice to any other rights, immediately terminate this Agreement by notice to SPLASH if:

(a) SPLASH fails to achieve the Minimum Annual Performance Requirement in any year during the Term as set forth in Schedule “B” hereto (as deemed to be amended by Section 4.7 hereof);

(b) any change occurs in the constitution, management or control or the financial or other circumstances of SPLASH which, in the sole opinion of BRAVO, is materially detrimental to the interests of BRAVO including, without limitation, as a result of any interest in SPLASH being acquired by any Person engaged in a business that is competitive with the business of BRAVO; or

(c) the Product has not been duly registered for sale in the Territory within the time period prescribed pursuant to the terms of this Agreement, including Section 8.2 hereof.

14.3  In the event BRAVO shall deem it necessary to recall the Product from the Territory, whether as a consequence of issues discovered by BRAVO, or if required by the local authorities in the Territory, BRAVO shall be entitled to terminate this Agreement upon three (3) months’ notice.  In such case, neither of the parties shall be obliged to pay any compensation, loss of income, or goodwill to the other party, except that BRAVO shall indemnify SPLASH in respect to any liabilities incurred by SPLASH in respect to any claims made by any Person against SPLASH as a direct consequence of and relating specifically to such recall of Product, provided that such Product recall was not caused by or necessitated by any actions or omissions on the part of SPLASH.

14.4  Furthermore this Agreement may also be terminated by either party at any time in the event that the other party commits a material breach of any provision of this Agreement and such other party fails to remedy such breach within thirty (30) days after receipt of written notice specifying the breach from the non-defaulting party.

14.5  Early termination pursuant the above paragraphs shall not relieve either party of any obligation arising hereunder prior to such termination including, without limitation, SPLASH’s obligation to (i) purchase Product covered by purchase orders submitted by SPLASH to BRAVO; and (ii) pay BRAVO for the Product shipped or to be shipped pursuant to purchase orders accepted prior to early termination, or BRAVO’s obligation to ship Product on accepted orders, or relieve either party of its liability for breach of its obligations pursuant to the terms and conditions of this Agreement incurred prior to such early termination; nor shall it deprive either party of its right to pursue any other remedy available to it

14.6  Notwithstanding the termination or expiration of this Agreement all rights and obligations of the parties, which by their nature survive the termination or expiration of this Agreement, including those established pursuant to Sections 6.4 7.4, 9.4, 9.5, 12.1, 12.2, 12.5, 12.6, 13.3, 13.4, 13.5, 13.6, 14.3, 14.5, 14.7, 15.1, 16.1, 16.2, 16.3, 19.1 and 19.2 shall survive the termination or expiration of this Agreement.

14.7  Upon termination of this Agreement for any reason whatsoever:

(a) all rights granted by BRAVO to SPLASH will be immediately relinquished by SPLASH who shall immediately pay all amounts due and owing by it to BRAVO forthwith, and in any event within ten (10) days of the date of termination of this Agreement;

(b) SPLASH shall promptly return to BRAVO all Confidential Information, advertising and promotional material and any other materials and documents given to SPLASH and relating to this Agreement or otherwise to the business of BRAVO;

(c) SPLASH shall cease use of BRAVO’s Trade-marks and shall thereafter refrain from holding itself out as an authorized SPLASH of BRAVO, and SPLASH will forthwith remove and thereafter discontinue all advertisements, signs and notifications stating or implying that it is a SPLASH of Product or in any way connected with BRAVO;

(d) BRAVO shall have the option, but not the obligation, to repurchase from SPLASH any of the Product in SPLASH’s inventory by refunding to SPLASH its net cost for such Product, provided, however, that BRAVO may set off and deduct from the repurchase price any amount then due and owing by SPLASH to BRAVO as well as any freight charges and duties relating to the delivery of such Product to BRAVO;

(e) BRAVO shall not be liable to SPLASH by reason of the proper termination of this Agreement for any damages, whether direct, consequential or incidental, on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business, arising from such termination of this Agreement; and

(f) during the period of ninety (90) days immediately prior to the date of termination or expiration, BRAVO may appoint one or more distributors in the Territory and may supply Product directly to any customers in the Territory and SPLASH will have no claim for compensation or damages on account of any such appointment or supply.

14.8  If BRAVO continues to supply Product to SPLASH after termination of this Agreement, such supply will not be construed as a waiver of any such termination, or as a renewal of this Agreement.

ARTICLE XV – EXISTING STOCK

15.1  In case of termination of this Agreement, BRAVO will grant SPLASH a reasonable period of time to sell its existing stock of Product, which shall in any event not be longer than ninety days (90) from the date of termination of this Agreement.

ARTICLE XVI – LIMITATION OF LIABILITY AND INDEMNITIES

16.1  Except as expressly provided in this Agreement, there are no representations or warranties, express or implied, statutory or otherwise, relating to the Product, including, without limitation, any implied warranty of merchantability or fitness for any particular purpose.  The parties hereby expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Law on the Sale of Goods and the Uniform Law on the Formation of Contracts for the International Sale of Goods.  SPLASH assumes all risk and liability for any loss, damage or injury resulting from the sale and use of the Product, either alone or in combination with other products.

16.2  SPLASH hereby agrees to defend, indemnify and hold harmless BRAVO against any liability, losses, damages or costs (including any legal costs) incurred or suffered by BRAVO as a result of any breach, negligent act or omission or wilful default on the part of SPLASH, or its Representatives arising either directly or indirectly from the performance (or non-performance) by SPLASH or any of its Representatives of any obligations under this Agreement.

16.3  BRAVO shall not be liable to the SPLASH for any special, indirect, consequential, punitive or exemplary damages, including for greater certainty any damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business.

16.4  Notwithstanding anything to the contrary herein, if BRAVO notifies SPLASH that any of the Product needs to be recalled or otherwise withdrawn from the market, and SPLASH refuses or otherwise fails to do so in a timely fashion, SPLASH agrees to indemnify BRAVO, its affiliates, and their respective officers, directors, employees, agents and shareholders, from and against any and all liability, loses, damages or costs, including legal costs, incurred or suffered by BRAVO as a result of any such failure or refusal.

ARTICLE XVII – FORCE MAJEURE

17.1  No failure or omission by BRAVO or SPLASH in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same arises on account of force majeure, which term shall include any event or cause beyond the control of BRAVO or SPLASH, as the case may be, including but not restricted to acts of God, acts or omissions of any government, or agency thereof, rebellion, insurrection, riot, sabotage, invasion, quarantine, restrictions,  strike,  lock out and transportation embargoes, provided that the party relying on this Section shall forthwith after any such event give written notice to the other party of its inability to perform such obligation and the reasons therefore.  If force majeure continues for a period of more than three (3) months, without the parties hereto being able to develop an alternative satisfactory arrangement, then either party has the option of immediately terminating this Agreement.

ARTICLE XVIII – MISCELLANEOUS

18.1  Any notice, request, demand, consent or other communication required or permitted under this Agreement shall be in writing and shall be given by personal delivery (including courier) by prepaid registered or certified mail or by fax (confirmed by mail) addressed to the party for which it is intended at the address below and shall be deemed to be given on the day of delivery or transmission if during normal business hours, or, if after business hours, on the next following Business Day, or if mailed by registered or certified mail, on the day which is seven (7) Business Days after such notice is mailed during normal postal conditions.  In the event of a postal disruption, any notice mailed will be deemed received on the seventh (7th) Business Day following resumption of regular postal service:

(a) if to BRAVO:

35 South Ocean Avenue
Patchogue, New York, 11772
Tel.: 888-488-6882
Fax: 888-265-0498
Email: info@bravoenterprises.ws
Attention:  Jaclyn Cruz

(b) if to SPLASH:

109 East First Street
North Vancouver, B.C., V7L 1B2
Tel:   604-664-0499
Fax.: 604-664-0498
Email: info@splashwatersolutions.org
Attention:  Aldo Trinetti

18.2  Either party may change its address for notices and other communications upon notice to the other party in the manner aforesaid.

18.3  Except as otherwise provided herein, this Agreement may not be amended or otherwise modified except in writing signed by both parties.

18.4  This Agreement, including all schedules attached hereto, constitutes the entire agreement and understanding between the parties with respect to all matters herein and supersedes all prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement.

18.5  The words “hereof”, “herein”, “hereunder” and similar expressions used in any section of this Agreement relate to the whole of this Agreement (including any schedules attached hereto) and not to that section only, unless otherwise expressly provided for or the context clearly indicates to the contrary.  Words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa.  The word “including” will mean “including without limitation”.

18.6  BRAVO may sell, transfer and assign any or all of its rights and obligations arising from this Agreement to any Person,  upon notice to SPLASH, provided that the assignee shall agree in writing to be bound by the covenants and agreements contained herein and so assigned by BRAVO.  Upon such assignment and assumption, BRAVO shall be under no further obligation hereunder with respect to any of the rights and obligations so assigned.  SPLASH shall not assign or transfer its rights or obligations under this Agreement or any document relating to this Agreement to any Person without the prior written consent of BRAVO.  This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any attempted assignment in violation of this Section 18.6 shall be void and of not effect.

18.7  The status of SPLASH shall be that of an independent contractor.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties or constitute or be deemed to constitute SPLASH as the agent of BRAVO for any purpose whatsoever and SPLASH shall have no authority or power to bind BRAVO in any manner whatsoever or to assume or incur any obligation or responsibility, express or implied, for or on behalf of, or in the name of BRAVO, except as specifically provided for herein.  SPLASH shall not list, print or display BRAVO’s name in any manner so as to indicate or imply that there is an employer-employee or a principal-agent relationship between BRAVO and SPLASH.  All expenses related to SPLASH’s performance of this Agreement shall be borne by SPLASH who shall be solely responsible for the payment thereof.

18.8  The failure by either party at any time to require performance by the other party of any provision of this Agreement shall in no way affect its right to require performance at any time thereafter, and no term or provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party to have so waived or consented.  Any consent by any party to, or waiver of, a breach by the other party, whether expressed or implied, does not constitute a consent to, waiver of, or excuse for, any other different or subsequent breach by such other party of the same or any other provision.

18.9  Time shall be of the essence of this Agreement.

18.10  If any provision of this Agreement shall, to any extent, be held to be invalid or unenforceable, it shall be deemed to be separate and severable from the remaining provisions of this Agreement, which shall remain in full force and effect and be binding as though the invalid or unenforceable provision had not been included.

18.11  Each of the parties hereto covenant and agree to execute and deliver such further and other agreements, assurances, undertakings or documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their votes and influence and do and perform and cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

18.12  Unless otherwise specifically provided for herein, all monetary amounts referred to herein shall be in lawful U.S. dollars.

18.13  The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

18.14  The language of all communications between the parties pursuant to this Agreement, including notices and reports, will be the English language.

18.15  This Agreement may be executed in identical duplicate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. The delivery by facsimile transmission of an executed counterpart will be deemed to be valid execution and delivery of this Agreement and each party hereto undertakes to provide each other party hereto with a copy of the Agreement bearing original signatures as soon as possible after delivery of the facsimile copy.

ARTICLE XIX – GOVERNING LAW AND ARBITRATION

19.1  The parties agree that the validity, operation and performance of this Agreement shall be governed by and interpreted in accordance with the federal laws of Canada applicable therein (notwithstanding conflict of law rules), and the parties do expressly and irrevocably attorn to the jurisdiction of courts of Ontario with respect to any matter or claim, suit, action or proceeding arising under or related to this Agreement.  To the fullest extend permitted by applicable law, SPLASH waives and agrees not to assert, as a defense or otherwise, (i) any claim that it is not subject to the jurisdiction (in personam or otherwise) of any such court, (ii) any objection that it may now or hereafter have to the laying of venue in any such court, or (iii) any claim that any action, suit or proceeding has been brought in an inconvenient forum.

19.2  Any dispute concerning the subject matter of this Agreement, or the breach, termination or validity thereof (a “Dispute”) will be settled exclusively in accordance with the procedures set forth herein.  The party seeking resolution of a Dispute will first give notice in writing of the Dispute to the other party, setting forth the nature of the Dispute and a concise statement of the issues to be resolved.  If the Dispute has not been resolved through good faith efforts and negotiations of senior officers or representatives of the parties within fifteen (15) days of receipt by the relevant party of the notice of Dispute, such notice will be deemed to be a notice of arbitration and the parties agree to submit the Dispute to a single arbitrator mutually agreeable to both parties.  In the event that the parties cannot agree on a sole arbitrator, the arbitrator will be appointed by a judge of the Ontario Superior Court of Justice on application by either party to the Dispute.  All arbitration, proceedings and hearings will be conducted in the English language in accordance with the Model Law on International Commercial Arbitration as set out in the Schedule to the International Commercial Arbitration Act, R.S.O., 1990, Chap. 19 and the UNCITRAL arbitration rules then in force.  All decisions and awards rendered by the arbitrator will be final and binding upon the parties for all questions submitted to such arbitrator and the costs associated with such submission shall be shared equally by the parties involved in the Dispute unless the arbitrator decides otherwise.  The parties waive all rights of appeal therefore to any court or tribunal, and agree that the only recourse by any party to any court will be for the purpose of enforcing an arbitration award.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

BRAVO ENTERPRISES LTD.
/s/; Jaclyn Cruz
________________________
by its: President

SPLASH WATER SOLUTIONS
CANADA LTD.
/s: Aldo Trinetti
_________________________
by its:President

SCHEDULE A

 (To the Distribution Agreement effective as of August 12 , 2013)

Clause 5.1 PRICING

AIRWELL 3000

With the purchase of up to 3 units ……………………………. $100,000 U.S./unit to distributor

With the purchase of up to 6 units ……………………………. $  90,000 U.S./unit to distributor

With the purchase of up to 10 units ……………………………$  80,000 U.S./unit to distributor

AIRMAX 3000

With the purchase of up to 10 units ……………………………. $600 U.S./unit to distributor

With the purchase of up to 20 units ……………………………. $500 U.S./unit to distributor